Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Providence Service Corporation:

We consent to the incorporation by reference in registration statement Nos. 333-166978, 333-151079, 333-112586, 333-117974, 333-127852, 333-135126, and 333-145843 on Form S-8 and registration statement No. 333-148092 on Form S-3 of The Providence Service Corporation and subsidiaries (the Company) of our reports dated March 15, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, and to the reference to our firm under the heading Item 6, Selected Financial Data, which reports appear in the December 31, 2011 annual report on Form 10-K of the Company.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of The RedCo Group, Inc. that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are $17,861,795 and $20,278,094, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of this entity.

/s/ KPMG LLP

Phoenix, Arizona

March 15, 2012